UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2023 (October 4, 2023)

SP PLUS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50796	16-1171179
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 E. Randolph Street, Suite 7700, Chicago, Illinois 60601-7702

(Address of Principal Executive Offices) (Zip Code)

(312) 274-2000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s)	Name of exchange on which registered
Common Stock, $0.001 par value per share	SP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On October 4, 2023, SP Plus Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Metropolis Technologies, Inc., a Delaware corporation (“Parent”), and Schwinger Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

The Company’s board of directors (the “Board”) unanimously (i) approved the Merger Agreement, the Merger of Merger Sub with and into the Company pursuant to the General Corporation Law of the State of Delaware (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement, and the other transactions contemplated thereby, (ii) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable to and in the best interests of the Company and its stockholders and (iii) subject to the terms of the Merger Agreement, resolved to recommend the adoption of the Merger Agreement by the Company’s stockholders.

At the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Company Common Stock (i) held by the Company or any of its subsidiaries (including shares held as treasury stock) or held, directly or indirectly, by Parent, Merger Sub or any of their wholly owned subsidiaries, and (ii) held by stockholders who have properly exercised appraisal rights pursuant to Delaware law) shall be converted into the right to receive $54.00 in cash, without interest (the “Merger Consideration”).

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time:

•

each Company restricted stock unit (“Company RSU”) that is outstanding immediately prior to the Effective Time will automatically vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock underlying such Company RSU multiplied by (ii) the Merger Consideration; and

•

each Company performance stock unit (“Company PSU”) that is outstanding immediately prior to the Effective Time will automatically be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Company Common Stock underlying such Company PSU attributable to the percentage of the Company PSUs that vest as of immediately prior to the Effective Time (with vesting determined in accordance with the following sentence) multiplied by (ii) the Merger Consideration, and any Company PSUs that do not so vest will be canceled and terminated for no consideration. Each Company PSU (x) in respect of which the performance period has not expired as of the Effective Time shall vest determined based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023 (determined by pro-rating the performance metrics to reflect the shortened performance period), subject to the Company obtaining the written consent of the holder of such Company PSU within thirty (30) days of the date of the Merger Agreement, (y) in respect of which the performance period has not expired as of the Effective Time, and for which the written consent of the holder of such Company PSU has not been obtained in accordance with the preceding clause (x), shall vest determined based on the attainment of the applicable performance metrics at the greater of (i) target level of performance and (ii) actual level of performance through the most recently completed fiscal quarter that ends at least fifteen (15) business days prior to the Effective Time (determined by pro-rating the performance metrics to reflect the shortened performance period), and (z) in respect of which the performance period has expired as of the Effective Time, shall vest based on actual level of performance through the end of the performance period, in each case, as determined in good faith consistent with past practices by the Board.

If the Merger is consummated, the Company Common Stock will be delisted from The Nasdaq Global Select Market and deregistered under the Securities Exchange Act of 1934 as promptly as practicable after the Effective Time.

Conditions to the Merger and Closing

Consummation of the Merger is subject to customary closing conditions, including (i) the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Requisite Stockholder Approval”), (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Antitrust Condition”), (iii) the absence of any law or order issued by a governmental authority of the United States prohibiting the Merger (the “Restraint Condition”), (iv) with respect to the closing conditions of Parent, no Company Material Adverse Effect (as defined in the Merger Agreement) having occurred since the date of the Merger Agreement and (v) other customary closing conditions, including with respect to the accuracy of the other party’s representations and warranties and the other party’s compliance with its covenants. Consummation of the Merger is not subject to a financing condition.

The parties to the Merger Agreement have agreed to use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the Merger Agreement and to cause the conditions to the Merger to be satisfied as expeditiously as possible. In furtherance thereof, Parent and Merger Sub have agreed to take as expeditiously as possible any and all steps necessary or as may be required by any Governmental Authority (as defined in the Merger Agreement) to avoid or eliminate each and every impediment and obtain all consents under any antitrust laws that may be required by any Governmental Authority so as to enable the parties to consummate the transactions contemplated by the Merger Agreement, including the Merger, as expeditiously as possible.

Non-Solicitation of Competing Offers

From the execution of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, the Company will be subject to certain customary non-solicitation restrictions.

Subject to customary “fiduciary out” exceptions, the Board is required to recommend that the Company’s stockholders vote in favor of the adoption of the Merger Agreement and is not permitted to withdraw, qualify or modify in any manner adverse to Parent its recommendation. However, the Board may, prior to obtaining the Requisite Stockholder Approval, make a Change of Recommendation (as defined in the Merger Agreement) in connection with a Superior Proposal or Intervening Event (each as defined in the Merger Agreement) if it determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and provided that the Company complies with certain notice and other requirements set forth in the Merger Agreement, including the payment of the applicable termination fee (as further described below).

Termination and Termination Fees

Either the Company or Parent may terminate the Merger Agreement in certain circumstances, including if (i) the Merger shall not have been consummated on or before 5:00 p.m. (Chicago time) on July 4, 2024 (subject to an extension to October 4, 2024 in the event that all of the conditions to closing have been or are capable of being satisfied, other than the Antitrust Condition or the Restraint Condition, and an additional extension in certain limited circumstances to a date not later than January 4, 2025) (the “Termination Date”), (ii) a United States governmental authority has issued a final and non-appealable law or order prohibiting the Merger, (iii) the Requisite Stockholder Approval is not obtained at the Company’s stockholder meeting duly convened therefor (the “Stockholders’ Meeting”) or (iv) the other party breaches or fails to perform, and does not cure (if and as applicable), any representation or covenant that would cause the related condition to the other party’s obligation to consummate the Merger not to be satisfied, in each case subject to certain limitations set forth in the Merger Agreement. If the Company or Parent terminates the Merger Agreement because the Requisite Stockholder Approval is not obtained at the Stockholders’ Meeting, the Company must reimburse Parent’s expenses in an amount not to exceed $7.5 million.

The Company may terminate the Merger Agreement, and receive a reverse termination fee of $60 million from Parent, in each of the following circumstances: (1) Parent or Merger Sub breaches or fails to perform, and does not cure (if applicable), any representation or covenant that would cause any conditions to the Company’s obligation to consummate the Merger not to be satisfied; (2) all conditions to Parent’s and Merger Sub’s obligation to consummate the Merger have been satisfied (subject to customary exceptions) and Parent fails to consummate the Merger after receiving written notice from the Company that it stands ready, willing and able to consummate the Merger; and (3) either (x) the Merger has not been consummated by the Termination Date due to a failure to satisfy the Antitrust Condition or the Restraint Condition (as it relates to antitrust approval), but as of such time, all other conditions to closing have been satisfied, or (y) the Merger is not able to be consummated due to the failure of the Restraint Condition (as it relates to antitrust approval), and in each case, such failures are not primarily due to the Company’s failure to perform its obligations under the Merger Agreement.

The Company may also terminate the Merger Agreement if, prior to receipt of the Requisite Stockholder Approval, the Board shall have authorized the Company to enter into a definitive agreement with respect to a Superior Proposal and, substantially concurrently with such termination, the Company enters into such agreement and pays to Parent a termination fee of $30 million (the “Termination Fee”), plus reimbursement of Parent’s expenses in an amount not to exceed $5 million (the “Expense Reimbursement”).

Parent may terminate the Merger Agreement, and receive the Termination Fee and the Expense Reimbursement from the Company, in the following circumstances: (i) the Board has made a Change of Recommendation (which termination right will expire upon the Requisite Stockholder Approval having been obtained); or (ii) the Company enters into a definitive acquisition agreement to consummate an Alternative Acquisition Proposal (as defined in the Merger Agreement).

In addition, if (i) after the date of the Merger Agreement and prior to the Stockholders’ Meeting a third party publicly announces and does not withdraw a proposal for a Qualifying Transaction (as defined in the Merger Agreement), (ii) the Merger Agreement is subsequently terminated by the Company or Parent because the Termination Date has occurred or the Requisite Stockholder Approval is not obtained, or by Parent because the Company intentionally and knowingly breached any covenant or agreement under the Merger Agreement and (iii) within 12 months of such termination, the Company consummates any Qualifying Transaction or enters into a definitive agreement providing for the consummation of any Qualifying Transaction, the Company would be required to pay to Parent the Termination Fee, plus the Expense Reimbursement (unless previously paid).

Financing

Parent and Merger Sub have obtained equity and debt financing commitments in an aggregate amount of $1,700,000,000 for the purpose of financing the transactions contemplated by the Merger Agreement. Investors, including Eldridge Industries LLC, an existing equity holder of Parent, and certain of its affiliates (collectively, the “Investors”), have committed to purchase an aggregate of $1,050,000,000 of equity in Parent at the closing of the Merger, subject to the terms and conditions set forth in the equity commitment letter. In addition, certain of the Investors have guaranteed payment of the reverse termination fee payable by Parent, as well as certain enforcement expenses and reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement, subject to the terms and conditions set forth in the Merger Agreement and the limited guarantee provided by such Investors to the Company.

Certain Investors (the “Lenders”) have also agreed to provide Parent with debt financing in an aggregate amount of $650,000,000 on the terms and subject to the conditions set forth in the debt commitment letter between Parent and the Lenders. The obligations of the Lenders to provide debt financing under the debt commitment letter are subject to a number of customary conditions, including the receipt of executed loan documentation, satisfaction of the conditions to, and consummation of, the Merger, consummation of the equity contributions contemplated by the equity commitment letter, and other customary closing conditions for financings of this type.

Other Terms of the Merger Agreement

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to (i) use its reasonable best efforts to conduct its business in the ordinary course of business during the period between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement and to not engage in specified types of transactions during this period, subject to certain exceptions, and (ii) prepare a proxy statement relating to the approval of the Merger Agreement by the Company’s stockholders (the “Proxy Statement”) as promptly as reasonably practicable after the date of the Merger Agreement, and to hold the Stockholders’ Meeting.

The Merger Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The summary description of the Merger Agreement in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to such exhibit. The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub, the Investor Group or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and Merger Sub and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the Proxy Statement, as well as in the other filings that the Company will make with the U.S. Securities and Exchange Commission (the “SEC”).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated CEO Employment Agreement

On October 4, 2023, the Company entered into Amended and Restated CEO Employment Agreement with G Marc Baumann, the Chief Executive Officer of the Company (the “Amended and Restated CEO Employment Agreement”), which amends, restates and supersedes his prior employment agreement in its entirety. The Amended and Restated CEO Employment Agreement contains employment terms and conditions that are substantially similar to those contained in Mr. Baumann’s prior employment agreement except as set forth below.

Mr. Baumann may resign for Good Reason (as defined in the Amended and Restated CEO Employment Agreement) in the event that (A) he is removed as Chief Executive Officer of the Company without Cause (as defined in the Amended and Restated CEO Employment Agreement), or (B) as Chief Executive Officer of the Company, he no longer reports directly to the board of directors of an entity whose equity is publicly traded on a stock exchange based in the United States.

Mr. Baumann is eligible for the “double trigger” change in control severance protections set forth in the Amended and Restated CEO Employment Agreement upon his resignation for Good Reason or termination of his employment by the Company without Cause during the period beginning three (3) months prior to public announcement of a proposed change of control and ending two (2) years following said change in control (or, if earlier, the date that such announced change in control is publicly announced to have been terminated or otherwise abandoned by the Company).

Prior to receiving severance benefits, Mr. Baumann must agree to comply in all material respects with the restrictive covenants set forth in the Amended and Restated CEO Employment Agreement, as well as execute (and not revoke) a separation and release agreement in substantially the form attached to the Amended and Restated CEO Employment Agreement.

The preceding description of the Amended and Restated CEO Employment Agreements is a summary of Mr. Baumann’s materially amended employment terms and conditions, does not purport to be complete, and is qualified in its entirety by reference to the Amended and Restated CEO Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Executive Severance Plan

On October 4, 2023, the Company added Kristopher H. Roy (Chief Financial Officer) and Robert A. Miles (President of Bags) as participants to the SP Plus Corporation Executive Severance Plan (the “Severance Plan”). Under the Severance Plan, with respect to each participant, if the Company terminates the executive’s employment due to his death or Disability (as defined in the Severance Plan), then he is eligible to receive (i) any bonus that was earned but unpaid as of the Termination Date (as defined in the Severance Plan); and (ii) solely following a termination of employment by the Company due to his death, base salary through the end of the calendar month in which the Termination Date occurs. If the Company terminates the executive’s employment without Cause (as defined in the Severance Plan) or he resigns for Good Reason (as defined in the Severance Plan) at any time other than during the Change in Control Protection Period (as defined in the SP Plus Corporation Change in Control Severance Plan), then he is eligible to receive (i) 12 months base salary; (ii) 12 months target annual bonus; (iii) any bonus that was earned but unpaid as of the Termination Date; and (iv) 12 months benefits continuation coverage. The right to receive any payments or other benefits under the Severance

Plan is conditioned upon the executive executing and not revoking a release agreement in the form attached to the Severance Plan and complying with certain restrictive covenants set forth in the Severance Plan, including non-disclosure, non-disparagement, employee and customer non-solicitation, and non-competition provisions.

The preceding description of the Severance Plan does not purport to be complete and is qualified in its entirety by reference to the Severance Plan, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Tax Reimbursement Agreements

On October 4, 2023, the Company entered into Tax Reimbursement Agreements with G Marc Baumann (Chief Executive Officer of the Company) and Kristopher H. Roy (Chief Financial Officer) (collectively, the “Tax Reimbursement Agreements”), which provide each such individual, if such individual is subjected to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, with a payment such that each individual will retain an amount equal to the amount he would have received had the excise tax not applied to certain payments and benefits received in connection with the Merger.

The preceding description of the Tax Reimbursement Agreements does not purport to be complete and is qualified in its entirety by reference to the Tax Reimbursement Agreements, a form of which is filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01	Other Events.

On October 5, 2023, the Company issued a press release announcing its entry into the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

No.	Description

2.1	Agreement and Plan of Merger, dated as of October 4, 2023, among SP Plus Corporation, Metropolis Technologies, Inc., and Schwinger Merger Sub Inc.

10.1	Amended and Restated CEO Employment Agreement between SP Plus Corporation and G Marc Baumann, dated as of October 4, 2023.

10.2	SP Plus Corporation Executive Severance Plan.

10.3	Form of Tax Reimbursement Agreement.

99.1	Press Release of SP Plus Corporation issued October 5, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Forward-Looking Statements

This communication includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, the federal securities laws, including statements related to the proposed merger of the Company with an affiliate of Parent (the “Transaction”), including financial estimates and statements as to the expected timing, completion and effects of the Transaction. These forward-looking statements are based on the Company’s current expectations, estimates and projections regarding, among other things, the expected date of closing of the Transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by the Company, all of which are subject to change. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “aims,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “considered,” “potential,” “estimate,” “continue,” “likely,” “expect,” “target” or similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the consummation of the Transaction and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the Transaction on anticipated terms and timing, including obtaining required stockholder and regulatory approvals, and the satisfaction of other conditions to the completion of the Transaction; (ii) the ability of Parent to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Transaction; (iii) potential litigation relating to the Transaction that could be instituted against Parent, the Company or their respective directors, managers or officers, including the effects of any outcomes related thereto; (iv) the risk that disruptions from the Transaction will harm the Company’s business, including current plans and operations; (v) the ability of the Company to retain and hire key personnel; (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transaction; (vii) continued availability of capital and financing and rating agency actions; (viii) legislative, regulatory and economic developments affecting the Company’s business; (ix) general economic and market developments and conditions; (x) potential business uncertainty, including changes to existing business relationships, during the pendency of the Transaction that could affect the Company’s financial performance; (xi) certain restrictions during the pendency of the Transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as the Company’s response to any of the aforementioned factors; (xiii) significant transaction costs associated with the Transaction; (xiv) the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Transaction, including in circumstances requiring the Company to pay a termination fee or other expenses; (xvi) competitive responses to the Transaction; (xvii) the risks and uncertainties pertaining to the Company’s business, including those set forth in Part I, Item 1A of the Company’s most recent Annual Report on Form 10-K and Part II, Item 1A of the Company’s subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by the Company with the SEC; and (xviii) the risks and uncertainties that will be described in the Proxy Statement available from the sources indicated below. These risks, as well as other risks associated with the Transaction, will be more fully discussed in the Proxy Statement. While the list of factors presented here is, and the list of factors to be presented in the Proxy Statement will be, considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on the Company’s financial condition, results of operations, credit rating or liquidity. These forward-looking statements speak only as of the date they are made, and the Company does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Important Additional Information and Where to Find It

In connection with the proposed transaction between the Company and Parent, the Company will file with the SEC a Proxy Statement, the definitive version of which will be sent or provided to Company stockholders. The Company may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or any other document which the Company may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement (when it is available) and other documents that are filed or will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov, the Company’s website at www.spplus.com or by contacting the Company’s Investor Relations Team at:

SP Plus Corporation, Investor Relations

200 E. Randolph Street, Suite 7700,

Chicago Illinois 60601-7702

investor_relations@spplus.com

(312) 274-2000

Participants in the Solicitation

The Company and certain of its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Additional information regarding the identity of the participants, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the proposed transaction (if and when they become available). Information relating to the foregoing can also be found in the Company’s proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on March 30, 2023 (the “Annual Meeting

Proxy Statement”). To the extent holdings of securities by potential participants (or the identity of such participants) have changed since the information printed in the Annual Meeting Proxy Statement, such information has been or will be reflected on the Company’s Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2023

SP PLUS CORPORATION

By:	/s/ Kristopher H. Roy
Name: Kristopher H. Roy
Title: Chief Financial Officer

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